EXHIBIT 10.32

GRUBHUB INC.

APPENDIX A - ISRAEL

TO THE 2015 LONG-TERM INCENTIVE PLAN

1.	GENERAL
1.1.

This appendix (the “Appendix”) shall apply only to the grant of Awards to Israeli Participants (as defined below). The provisions specified hereunder shall form an integral part of the Grubhub Inc. 2015 Long-Term Incentive Plan (hereinafter: the “Plan”).

1.2.

This Appendix is to be read as a continuation of the Plan and only modifies grants made to Israeli Participants (as defined below) so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as Section 102 be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Participants.

1.3.

The Plan and this Appendix are complementary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the definitions and/or provisions of this Appendix and the Plan, the provisions of this Appendix shall prevail.

1.4.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the applicable definition set forth in the Plan.
2.	DEFINITIONS
2.1.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.
2.2.

“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Participant, or supervised by a Trustee in accordance with the instructions of the ITA.

2.3.

“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4.	“Controlling Stockholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.
2.5.

“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Stockholder, all as determined in Section 102 of the Ordinance.

2.6.	“Israeli Participant” means an Employee or Consultant who is a resident of the state of Israel for Israeli income tax purposes.
2.7.	“ITA” means the Israeli Tax Authorities.
2.8.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.
2.9.

“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.
2.11.	“Section 3(i)” means section 3(i) of the Ordinance.
2.12.	“Trustee” means any person appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.13.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.
2.14.	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.
2.15.	“3(i) Award” means any Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Consultant.
3.	ISSUANCE OF AWARDS
3.1.

The persons eligible for participation in the Plan as Israeli Participants under this Appendix shall include any Employees and/or Consultants of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Consultants may only be granted 3(i) Awards. Each Award Agreement shall state, inter alia, the type of Award granted (whether a CGA, an OIA, Unapproved 102 Award or a 3(i) Award).

3.2.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.
3.3.	The grant of Approved 102 Awards shall be made under this Appendix.
3.4.	Approved 102 Awards may either be classified as CGAs or OIAs.
3.5.

No Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Israeli Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.	All Approved 102 Awards must be held in trust by a Trustee or supervised by a Trustee in accordance with the instructions of the ITA, as described in Section 4 below.
3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Award shall be subject to the terms and conditions set forth in Section 102.
4.	TRUSTEE
4.1.

Approved 102 Awards which shall be granted under this Appendix and/or any shares of Common Stock allocated or issued thereunder and/or other shares of Common Stock received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Israeli Participants, or shall be supervised by the Trustee in accordance with the instructions set forth by the ITA, for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”), and the Israeli Participant shall not sell or release from trust any such Awards or shares of Common Stock, until the lapse of the Holding Period. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Participant only.

4.2.	In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.
4.3.	Notwithstanding anything to the contrary, the Trustee shall not release any Awards or shares of Common Stock allocated or issued upon the grant or the exercise of Approved 102 Awards prior to the fulfillment of both of the following conditions: (i) payment has been made to the ITA of all taxes required to be paid upon the release and transfer of such Awards and/or shares of Common Stock, and confirmation of such payment has been received by the Trustee; and (ii) the Trustee has confirmed with the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Award Agreement and any applicable law.

4.4.

Upon receipt of Approved 102 Award, the Israeli Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or share of Common Stock granted to him/her thereunder.

4.5.

In order to ensure the full payment of tax by an Israeli Participant the Company may, at its own discretion, deposit with or subject to supervision of the Trustee, any 3(i) Award or Unapproved 102 Award which shall be granted under this Appendix and/or any shares of Common Stock allocated or issued thereunder and/or other shares of Common Stock received subsequently following any realization of rights, including without limitation bonus shares, and the Trustee shall hold such Awards and/or shares of Common Stock, for the benefit of the Israeli Participants for such period of time as determined by the Company or its Affiliates.

5.	SETTLEMENT OF 102 AWARDS

Notwithstanding anything to the contrary in the Plan, the settlement of 102 Awards shall be in Common Stock only.

6.	ASSIGNABILITY AND SALE OF AWARDS
6.1.

Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Israeli Participant each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

6.2.

As long as Awards or shares of Common Stock purchased or issued hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Awards and/or shares of Common Stock issued thereunder are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution, provided that the transferee thereof shall be subject to the provisions of Section 102 as would have been applicable to the deceased Israeli Participant were he or she to have survived.

7.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER'S PERMIT
7.1.

With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102, the tax assessing officer's permit, and any other instructions set forth by the ITA from time to time, if applicable. The provisions of Section 102, the tax assessing officer's permit and said ITA instructions shall be deemed an integral part of the Plan, the Appendix and the Award Agreement.

7.2.

Any provision of Section 102, the said permit, and/or the said instructions which are necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which are not expressly specified in the Plan or the Appendix or the Award Agreement, shall nonetheless be considered binding upon the Company and the Israeli Participants.

8.	DIVIDEND

Subject to the Company's incorporation documents and the provisions of the Plan and the Award

Agreement, with respect to all shares of Common Stock allocated or issued under this Appendix and held by the Israeli Participant or by the Trustee as the case may be, the Israeli Participant shall be entitled to receive dividends in accordance with the quantity of such shares of Common Stock subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

9.	TAX CONSEQUENCES
9.1.

Without derogating from the provisions of Section 15.4 of the Plan, the provisions of Section 15.4 of the Plan shall apply also to the Trustee. Accordingly, the Trustee shall also have withholding rights as further described in Section 15.4 of the Plan.

9.2.

Any tax consequences arising from the grant of Awards, vesting of Awards or the exercise of any Award, or the disposal of the shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for all such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

9.3.	The Company and/or, when applicable, the Trustee shall not be required to release any stock certificate to an Israeli Participant until all required payments have been fully made.
9.4.

With respect to Unapproved 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Affiliate, the Israeli Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of shares of Common Stock, all in accordance with the provisions of Section 102.

10.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.